Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN FISCAL YEAR OFF TO A GOOD START; CONFIRMS FULL YEAR GUIDANCE

Louisville, KY, August 31, 2011 – Brown-Forman announced today strong fiscal 2012 first quarter sales and operating income growth, improving upon its fiscal 2011 full year performance.  The company grew reported net sales 13%, to $840 million, and underlying1 net sales 7% during the quarter.  Operating income on a reported basis for the three months ended July 31, 2011 was $186 million, representing 8% growth; underlying operating income grew 7%.  Diluted earnings per share were $0.81 for the fiscal 2012 first quarter, an increase of 7% over the same prior year period.  Paul Varga, the company’s chief executive officer stated, “We are pleased that our first quarter results improved over our good results in fiscal 2011.  In this quarter, we continued to enjoy widespread international growth.  We also saw an important acceleration of our U.S. business, driven by the continued growth of the Jack Daniel’s trademark and super-premium brands, as well as the launch of Jack Daniel’s Tennessee Honey.  We believe that product, packaging, and marketing innovation will continue to be important contributors to sustainable sales and profit growth in our industry.”

Key contributors to the company’s reported net sales growth registered in the quarter were a weaker U.S. dollar and higher volumes for Jack Daniel’s Tennessee Whiskey, Jack Daniel’s ready-to-drink brands, Chambord Vodka, Herradura, Sonoma-Cutrer, and Woodford Reserve, as well as the introduction of Jack Daniel’s Tennessee Honey.  These gains were somewhat offset by declines in Southern Comfort, el Jimador, and Korbel.  On a geographic basis, healthy net sales growth in international markets modestly outpaced U.S. growth.  In international markets, gains in Germany, Turkey, the U.K., Russia, and Brazil more than offset declines in Poland, Spain, and Australia.

During the fiscal 2012 first quarter, Brown-Forman significantly increased its brand investments with reported advertising spending up 19% and underlying advertising growing 12%.  Much of the increase was related to the support of the Jack Daniel’s Tennessee Honey introduction.  In addition, the company continued to invest its resources across brands, geographies, and channels that enable it to effectively and efficiently reach consumers around the world.  Reported selling, general, and administrative expense increased 5%, reflecting higher costs associated with a weaker U.S. dollar and inflation on salary and related expenses.

During the quarter, the company repurchased a combined total of $15 million of Class A and Class B shares as part of its $250 million authorization which expires on November 30, 2011.  Through August 30, 2011, total program repurchases were $105 million. In July 2011, Brown-Forman declared a regular quarterly cash dividend of $0.32 per share on Class A and Class B common stock.  The cash dividend is payable on October 3, 2011 to stockholders of record on September 6, 2011.

Full-Year Outlook

Brown-Forman confirms its fiscal 2012 full-year earnings outlook of $3.45 to $3.85 per share.  For fiscal 2012, the company expects to continue its improved underlying net sales growth trends and to benefit from broad-based sales growth through its portfolio development and geographic expansion.  Brown-Forman continues to anticipate underlying operating income growth in the mid-to-high-single digits for its fiscal 2012.  Although foreign exchange rate levels indicated expected year-over-year benefit for the first quarter, the company remains cautious this early in the fiscal year, particularly before the important holiday period.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 90172670.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 3,900 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the first quarter of fiscal 2012, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
declining or depressed economic conditions in our markets; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults or nationalizations

•	failure to develop or implement effective business and brand strategies and innovations, including route-to-consumer, and marketing and promotional activity
•	unfavorable trade or consumer reaction to our new products, product line extensions, or changes in formulation, packaging or pricing
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
•
competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our markets, or other competitive activities

•
declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•
governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior
•	distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs
•
effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or portfolio strategies, including integration costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•
lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•
natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, our suppliers’ financial hardships or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, wood, or finished goods

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2010 and 2011
(Dollars in millions, except per share amounts)

	2010	2011	Change

Net sales	$744.9	$840.3	13%
Excise taxes	175.5	202.5	15%
Cost of sales	190.6	217.5	14%
Gross profit	378.8	420.3	11%
Advertising expenses	76.3	90.8	19%
Selling, general, and administrative expenses	131.9	139.0	5%
Amortization expense	1.3	1.3
Other (income) expense, net	(3.4)	3.3
Operating income	172.7	185.9	8%
Interest expense, net	6.2	7.1
Income before income taxes	166.5	178.8	7%
Income taxes	55.1	60.7
Net income	$111.4	$118.1	6%

Earnings per share:
Basic	$0.76	$0.81	7%
Diluted	$0.76	$0.81	7%

Gross margin	50.9%	50.0%
Operating margin	23.2%	22.1%

Effective tax rate	33.1%	34.0%

Cash dividends paid per common share	$0.30	$0.32

Shares (in thousands) used in the
calculation of earnings per share
Basic	146,570	144,828
Diluted	147,385	145,867

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Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	July 31,
	2010	2011
Assets:
Cash and cash equivalents	$567.1	$552.5
Accounts receivable, net	495.9	523.3
Inventories	646.7	685.5
Other current assets	266.1	250.3
Total current assets	1,975.8	2,011.6

Property, plant, and equipment, net	393.4	388.0
Goodwill	625.4	623.2
Other intangible assets	670.1	674.5
Other assets	47.4	51.9
Total assets	$3,712.1	$3,749.2

Liabilities:
Accounts payable and accrued expenses	$411.5	$404.0
Dividends payable	--	46.3
Current portion of long-term debt	254.9	254.4
Other current liabilities	40.4	62.2
Total current liabilities	706.8	766.9

Long-term debt	504.5	505.1
Deferred income taxes	149.6	153.6
Accrued postretirement benefits	203.3	176.2
Other liabilities	87.5	77.2
Total liabilities	1,651.7	1,679.0

Stockholders’ equity	2,060.4	2,070.2

Total liabilities and stockholders’ equity	$3,712.1	$3,749.2

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Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2010 and 2011
(Dollars in millions)

	2010	2011

Cash provided by operating activities	$96.6	$64.0

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	11.0	--
Additions to property, plant, and equipment	(6.9)	(6.2)
Acquisitions of brand names and trademarks	--	(7.0)
Other	(0.6)	(0.5)
Cash provided by (used for) investing activities	3.5	(13.7)

Cash flows from financing activities:
Net issuance of debt	21.3	1.1
Acquisition of treasury stock	(47.8)	(18.4)
Dividends paid	(44.0)	(46.4)
Other	3.1	2.6
Cash used for financing activities	(67.4)	(61.1)

Effect of exchange rate changes
on cash and cash equivalents	(3.5)	(3.8)

Net increase (decrease) in cash and cash equivalents	29.2	(14.6)

Cash and cash equivalents, beginning of period	231.6	567.1

Cash and cash equivalents, end of period	$260.8	$552.5

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Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2011	April 30, 2011

Reported change in net sales	13%	6%
Impact of foreign currencies	(7%)	(2%)
Impact of Hopland-based wine business sale	1%	-

Underlying change in net sales	7%	4%

Reported change in gross profit	11%	7%
Impact of foreign currencies	(7%)	(2%)
Estimated net change in distributor inventories	(1%)	-
Impact of Hopland-based wine business sale	3%	-

Underlying change in gross profit	6%	5%

Reported change in advertising	19%	5%
Impact of foreign currencies	(8%)	(1%)
Impact of Hopland-based wine business sale	1%	-

Underlying change in advertising	12%	4%

Reported change in SG&A	5%	6%
Impact of foreign currencies	(4%)	(1%)
Impact of Hopland-based wine business sale	1%	(1%)
Dispute settlement	-	1%

Underlying change in SG&A	2%	5%

Reported change in operating income	8%	20%
Impact of foreign currencies	(4%)	(3%)
Estimated net change in distributor inventories	(3%)	(1%)
Impact of Hopland-based wine business sale	6%	(7%)
Dispute settlement	-	(1%)
Impairment charge	-	(2%)

Underlying change in operating income	7%	6%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A. Included in this sale are the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale is a facility in Paso Robles, California. We believe that excluding the gain on the sale and operating results from the first quarter of fiscal 2012 versus the same period in fiscal 2011 provides helpful information in forecasting and planning the growth expectations of the company.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the company.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo in fiscal 2010, a low-volume, high-priced tequila brand.  Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

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Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Three Months Ended July 31, 2011

	% Change vs. Q1 FY2011
	Depletions2		Net Sales3
Brand	9-Liter	Equivalent Conversion4	Reported	Constant Currency
Jack Daniel’s Family	13%	15%	24%	15%
Jack Daniel’s Family of Whiskey Brands5	15%	15%	23%	16%
Jack Daniel’s RTD	11%	11%	29%	10%
el Jimador Family	6%	(2%)	0%	(6%)
el Jimador	(6%)	(6%)	(7%)	(12%)
New Mix RTD6	8%	8%	10%	3%
Finlandia Family	4%	(1%)	11%	0%
Finlandia	(1%)	(1%)	9%	(1%)
Finlandia RTD	NA	NA	NA	NA
Southern Comfort Family	(6%)	(4%)	(6%)	(11%)
Southern Comfort7	(4%)	(4%)	(5%)	(9%)
Southern Comfort RTD/RTP8	(15%)	(15%)	(14%)	(27%)
Hopland Wines9	(13%)	(13%)	(16%)	(17%)
Canadian Mist	(2%)	(2%)	(6%)	(6%)
Korbel Champagne	(14%)	(14%)	(22%)	(22%)
Super-Premium Other10	13%	13%	8%	6%
Rest of Brand Portfolio (excl. Discontinued Brands)	(2%)	(2%)	0%	(5%)
Total Active Brands	6%	4%	13%	6%
Note: Totals may differ due to rounding

2 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand
3 Net sales figures are shipment based
4 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
5 Jack Daniel’s brand family excluding RTD line extensions
6 RTD brand produced with el Jimador tequila
7 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort Lime
8 Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort
9 Refers to wine brands sold to Viña Concha y Toro S.A. in April 2011
10 Includes Chambord liqueur and flavored vodka, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve

Schedule B Continued
Brown-Forman Corporation
Supplemental Information (Unaudited)
Three Months Ended July 31, 2011

Additional Commentary:

•
For the Jack Daniel’s Family of Whiskey Brands, fiscal 2012 first quarter depletion gains in the U.S., Germany, France, Turkey, the travel retail channel, and the U.K. outpaced declines in South Africa, the UAE, Romania, and Australia.

•
International depletions for Jack Daniel’s Tennessee Whiskey grew 16% in the first quarter of fiscal 2012 due in part to an increase in both trade and retail inventory levels in advance of upcoming promotional activities and modest price increases. U.S. depletions for the brand increased 2%.

•	Led by strong performances in international markets, Gentleman Jack’s depletions grew in the high-single digits and Jack Daniel’s Single Barrel’s depletions grew 20%.

•
Jack Daniel’s RTDs registered double-digit growth in net sales on both a reported and constant currency basis for the first quarter as the brands continued to benefit from volumetric gains in Germany,  Mexico, and the U.K.,  and further geographic expansion into other markets such as South Africa, Poland, and Japan.

•	Finlandia’s depletions declined 1% during the first quarter due to a declining premium vodka category in Poland.

•
Southern Comfort liqueur in the U.S. continued to be affected by increased competition from flavored whiskeys, flavored vodkas, and spiced rums, particularly those consumed in the more traditional shot occasion.  The company is continuing to pursue a number of initiatives to reverse Southern Comfort’s trends including a new consumer engagement plan, focus on flavored line extensions including Lime and Pepper, and RTD introductions in new overseas markets.

•	el Jimador experienced depletion declines primarily in Mexico due to some rebalancing of trade inventory levels and the timing of promotional activity this year.

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